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Exhibit 23.5

Exhibit A

CONSENT OF FORRESTER RESEARCH, INC.

February 13, 2012
Avast Software B.V.
Prins Bernhardplein 200 1097JB Amsterdam The Netherlands

To Whom It May Concern:

        Forrester Research, Inc. ("Forrester") consents to the use in this Registration Statement on Form F-1 (as may be amended or supplemented) of Avast Software B.V. of information derived from reports titled "Consumer Security Market, 2011 and Beyond: Evolving Buyer Behaviors Breed Market Volatility" dated August 2011 and "Consumer Security Market Trends, 2009 To 2010: The Freeware Threat" dated December 2009 appearing in the Prospectus, which is part of this Registration Statement (together with the preliminary prospectus and the final prospectus to be circulated among prospective investors). Forrester also consents to the references to Forrester in the Prospectus.

        This consent is conditioned upon the inclusion in the Registration Statement and any related prospectus of the following language:

  "The Forrester Research report described herein represents data, research, opinions or viewpoints prepared by Forrester Research and are not representations of fact. We have been advised by Forrester Research that its report speaks as of its original date (and not as of the date of this prospectus) and any opinions expressed in the study are subject to change without notice."

        Forrester's consent shall not be deemed an admission that Forrester is an expert whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Forrester Research, Inc.

By:	/s/ REBECCA ANZALONE
	Name:	Rebecca Anzalone
	Title:	Citations Specialist

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  Exhibit 23.5